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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                              FORM 8


                AMENDMENT TO APPLICATION OR REPORT
   Filed Pursuant to Section 12, 13, or 15(d) of the Securities
                       Exchange Act of 1934



                        LEGG MASON, INC.
        (Exact name of registrant as specified in charter)


                         AMENDMENT NO. 4

          The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A, as heretofore amended, as set forth in the pages attached hereto.

      (List all such items, financial statements, exhibits or other portions amended)

                              Description of Registrant's
          Item 1              Securities to be Registered




          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                              LEGG MASON, INC.
                              (Registrant)



                              By: /s/Theodore S. Kaplan
                                  Theodore S. Kaplan
                                  Senior Vice President


Dated:  April 25, 1997


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          Item 1, "Description of Registrant's Securities to be
Registered", is hereby amended by deleting such item in its entirety and substituting the following in its place:

          "Item 1.  Description of Registrant's Securities to be
                    Registered.

          The following is a description of the capital stock of the Registrant:

                   DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of Legg Mason, Inc. (the
"Company") consists of 100,000,000 shares of Common Stock, par value $.10 per share, and 4,000,000 shares of Preferred Stock, par value $10.00 per share.

Common Stock

          Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, to receive dividends out of funds legally available for distribution when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding-up of the Company, after provision for distributions to the holders of any Preferred Stock.

          The Company may not pay any dividend (other than in shares of Common Stock) or make any distribution of assets on shares of Common Stock until cumulative dividends on any Preferred Stock then outstanding have been paid.

          Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

          The Company's Bylaws provide for a classified board of directors consisting of three classes with staggered three-year terms.

Transfer Agent

          The transfer agent and registrar for the Company's
Common Stock is First Union National Bank of North Carolina,
Charlotte, North Carolina.

Preferred Stock

          The Company's Articles of Incorporation authorize the Board of Directors to issue shares of Preferred Stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of Preferred Stock which are redeemed or are converted to

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Common Stock are restored to the status of authorized and
unissued shares of Preferred Stock issuable in series by the Board of Directors of the Company. There are presently no shares of Preferred Stock outstanding.

          The Board of Directors has the authority, under the Company's Articles of Incorporation, to classify or reclassify any unissued Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Business Combination Provisions Under Company Charter

          Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of the Company's assets. The Company's Articles of Incorporation require the affirmative vote of not less than 70% of the then outstanding voting shares of the Company to approve any "business combination" of the Company with any "Related Person" unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of the Company's voting stock, including any affiliate or associate of such person or entity. The term "business combination" is defined to include a wide variety of transactions between the Company and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of the Company's consolidated assets.

          However, if the Related Person pays a "fair price" to the Company's stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under the Articles, the "fair price" must be at least equal to the greater of the highest price paid or agreed to be paid by the Related Person to purchase shares of the Company's Common Stock, or the highest market price of the Common Stock, in each case during the 24-month period prior to the taking of such vote, or the per share book value of the Common Stock at the end of the calendar

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quarter immediately preceding the taking of such vote.  In
addition, the "fair price" consideration to be received by the Company's stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of Common Stock of the Company.

          The special voting provisions are not applicable to a business combination authorized by the Board of Directors by a vote which includes a majority of the "Disinterested Directors" of the Company. A Disinterested Director is defined to include any member of the Board of Directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a Director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

          These special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal shall have been proposed by the Board of Directors by a vote which includes a majority of the Disinterested Directors.

          The business combination provisions under the Company's charter could have the effect of delaying, deterring or preventing a change in control of the Company. Any possible change in control could be similarly affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares."